Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 18, 2011 except for Note 24 as to which the date is June 29, 2011, relating to the financial statements and financial statement schedules of CNL Lifestyle Properties, Inc, and our report dated March 18, 2011 relating to the financial statements of CNL Dallas Market Center, L.P. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

June 29, 2011